Exhibit 99.1

ALIANSCE SHOPPING CENTERS S.A.

CNPJ/MF No 06.082.980/0001-03

MATERIAL FACT

Aliansce Shopping Centers S.A. (“Company”), having regard the provisions of article 3rd of CVM Rule n. 358/2002 and paragraph 4 of article 157 of Law n. 6,404/1976, hereby discloses that negotiations are currently taking place for the disposition of the totality of the shares of the Company indirectly held by General Growth Properties, Inc., having as subject: (i) shares held by GGP Brazil III, LLC, representing 12.41% of the corporate capital to Rique Empreendimentos e Participações Ltda. (“Rique”); and (ii) shares held by GGP Brazil I, LLC, representing 27.58% of the corporate capital to the Canada Pension Plan Investment Board (“CPPIB”). In addition, CPPIB and Rique are negotiating the execution of an instrument of adherence and/or amendment to the current Shareholders’ Agreement of the Company.

The Company was informed that the negotiations related to the transactions mentioned above are still ongoing and that the parties have not so far entered into any agreements with respect to the disposition of stockholding. There is no certainty that any such transaction will be concluded or any such agreements or amendments will be entered into.

The Company shall disclose to the market any additional information about said transactions as soon as it receives any communication about this issue from the relevant parties, as per the provisions of CVM Rule n. 358/2002.

Rio de Janeiro, July 17, 2013

Henrique C. Cordeiro Guerra Neto

Executive Director and Investor Relations Officer

For additional information, please contact the Investor Relations department:

INVESTOR RELATIONS

Phone: +55 (21) 2176-7272

ri@aliansce.com.br

www.aliansce.com.br/ir

ABOUT ALIANSCE S.A.

Aliansce Shopping Centers S.A. (Bovespa: ALSC3) is one of the leading shopping center developers and manages the second largest number of shopping centers in Brazil among the publicly held companies in the sector. The Company’s core business is investing in shopping centers and providing the following services: (i) management of shopping centers; (ii) lease of commercial spaces in shopping centers; and (iii) planning, developing and implementing shopping centers. The Company is a full service company operating in all of the development stages of a shopping center, such as planning and preparation of the feasibility study, development of the project, commercialization and management of the shopping center.